Press Release

July 22, 2009

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND SIX MONTHS ENDED JUNE 30, 2009

LCNB Corp. today announced net income of $1,840,000 ($0.24 basic and diluted earnings per common share) and $3,403,000 ($0.46 basic and diluted earnings per common share) for the three and six months ended June 30, 2009, respectively.  This compares to $1,698,000 ($0.25 basic and diluted earnings per common share) and $3,142,000 ($0.47 basic and diluted earnings per common share) for the same three and six-month periods in 2008.

While not immune from the effects of weakening economic conditions, LCNB’s earnings reflect continued strong asset quality resulting from responsible underwriting and lending practices.  Consequently, net charge-offs for the first half of 2009 and 2008 totaled $174,000 and $134,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $4,108,000 or 0.90% of total loans at June 30, 2009, compared to $3,087,000 or 0.68% of total loans at December 31, 2008.  Real estate acquired through foreclosure and other repossessed assets totaled approximately $39,000 at June 30, 2009, compared to $89,000 at December 31, 2008.

Net interest income for the three and six months ended June 30, 2009 increased $953,000 and $1,848,000, respectively, over the comparative periods in 2008 primarily due to growth in interest-earning assets and a reduction in general market rates.  Non-interest income for the three and six-month periods in 2009 were $47,000 and $114,000 greater than the comparable periods in 2008 primarily due to increases in gains from the sale of residential mortgage loans, partially offset by decreases in trust income, service charges and fees on deposit accounts, and insurance agency income.

The increases in net interest income and non-interest income were partially offset by increases of $765,000 and $1,637,000 in non-interest expense and increases of $157,000 and $172,000 in the provision for loan losses for the three and six months ended June 30, 2009, respectively, as compared to the same periods in 2008.  Non-interest expense for the second quarter 2009 includes a $325,000 expense for an industry-wide FDIC special assessment.  The six-month increase in non-interest expense was also due to a $722,000 pension related charge in the first quarter 2009.  The remainder of the expense increases for the three and six-month periods were largely due to standard industry-wide increases in FDIC deposit insurance premiums and increased salaries and benefits resulting from annual salary and wage increases and an increase in the number of employees.  Increases in non-interest expenses were partially offset by a decrease in amortization of intangible assets related to the purchase of three offices from another bank in 1997.  These intangible assets were fully amortized in 2008.  The increase in the provision for loan losses reflects the increase in non-accrual and delinquent loans.

The pension plan related charge mentioned above is related to the redesign during the first quarter 2009 of LCNB’s retirement program.  The plans were redesigned to provide competitive benefits to employees and provide more predictable and lower retirement plan costs over the long term.  Because of the redesign, pension plan related balance sheet accounts were adjusted resulting in an approximate $3.0 million after-tax increase in other comprehensive income, which is a component of shareholders’ equity, and a $722,000 charge to non-interest expense.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.  LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.